Exhibit 99.2

Consent of Aquilo Partners, L.P.

Board of Directors

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

Members of the Board of Directors:

We consent to the use of our opinion letter dated June 3, 2015 (the “Opinion Letter”) concerning the fairness, from a financial point of view, of the proposed merger of DARA BioSciences, Inc. and Midatech Pharma PLC in this Registration Statement on Form F-4 (the “Registration Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that the Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

AQUILO PARTNERS, L.P.

By:	/s/ James Zanze
James Zanze Managing Director